                     ASSET PURCHASE AGREEMENT

                           BY AND AMONG

                   AMERICAN KIOSK CORPORATION,

                   ZERO'S MR. SUBMARINE, INC.,

                               AND

          GENE SCHMIDT, MARTIN PALACIOS and JOHN SCHMIDT





                        TABLE OF CONTENTS

                                                             PAGE


THE ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . .-1-
     Acquired Assets . . . . . . . . . . . . . . . . . . . . .-1-
     Excluded Assets . . . . . . . . . . . . . . . . . . . . .-3-

EXCLUDED LIABILITIES.. . . . . . . . . . . . . . . . . . . . .-4-

PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . .-4-
     Stock Consideration . . . . . . . . . . . . . . . . . . .-4-
     Further Assurances. . . . . . . . . . . . . . . . . . . .-4-

REPRESENTATIONS AND WARRANTIES OF ZEROS, XS
   AND THE SHAREHOLDERS. . . . . . . . . . . . . . . . . . . .-4-
     Existence and Good Standing . . . . . . . . . . . . . . .-4-
     Financial Statements and No Material Changes. . . . . . .-4-
     Ownership of the Assets . . . . . . . . . . . . . . . . .-5-
     Material Contracts. . . . . . . . . . . . . . . . . . . .-5-
     Employment Agreements . . . . . . . . . . . . . . . . . .-5-
     Tax Audits and Payment of Taxes . . . . . . . . . . . . .-6-
     Liabilities . . . . . . . . . . . . . . . . . . . . . . .-6-
     Restrictive Documents . . . . . . . . . . . . . . . . . .-6-
     Litigation. . . . . . . . . . . . . . . . . . . . . . . .-6-
     Inventories . . . . . . . . . . . . . . . . . . . . . . .-6-
     Authorization for Agreement . . . . . . . . . . . . . . .-6-
     No Misleading Statements. . . . . . . . . . . . . . . . .-7-
     Brokerage . . . . . . . . . . . . . . . . . . . . . . . .-7-
     Holding of Buyer's Common Stock for
      Investment Purposes Only. . . . . . . . . . . . . . . . -7-

REPRESENTATIONS AND WARRANTIES OF THE BUYER. . . . . . . . . .-7-
     Existence and Good Standing . . . . . . . . . . . . . . .-7-
     Capital Stock of the Buyer. . . . . . . . . . . . . . . .-7-
     Financial Statements and No Material Changes. . . . . . .-7-
     Restrictive Documents . . . . . . . . . . . . . . . . . .-8-
     Litigation. . . . . . . . . . . . . . . . . . . . . . . .-8-
     Authorization for Agreement . . . . . . . . . . . . . . .-8-
     No Misleading Statements. . . . . . . . . . . . . . . . .-8-
     Brokerage . . . . . . . . . . . . . . . . . . . . . . . .-9-
     Bankruptcy. . . . . . . . . . . . . . . . . . . . . . . .-9-

FURTHER AGREEMENTS OF THE PARTIES. . . . . . . . . . . . . . .-9-
     Consent to Assignment . . . . . . . . . . . . . . . . . .-9-
     Indemnification . . . . . . . . . . . . . . . . . . . . .-9-
          By Zeros, XS, and the Shareholders . . . . . . . . .-9-
          By the Buyer . . . . . . . . . . . . . . . . . . . -10-
          Claims for Indemnity . . . . . . . . . . . . . . . -10-
          Right to Defend. . . . . . . . . . . . . . . . . . -10-
     Expenses. . . . . . . . . . . . . . . . . . . . . . . . -10-
     Bulk Sales. . . . . . . . . . . . . . . . . . . . . . . -10-
     Registration Rights . . . . . . . . . . . . . . . . . . -10-
     Change of Corporate Name. . . . . . . . . . . . . . . . -11-

CONDITIONS TO OBLIGATIONS OF THE BUYER . . . . . . . . . . . -11-
     Corporate Action. . . . . . . . . . . . . . . . . . . . -11-
     Charter Documents and Good Standing Certificates. . . . -11-
     Truth of Representations, Warranties and Schedules. . . -11-
     Performance of Agreements . . . . . . . . . . . . . . . -11-
     Non-Competition Agreements. . . . . . . . . . . . . . . -12-
     Assignment Agreement. . . . . . . . . . . . . . . . . . -12-
     Bill of Sale. . . . . . . . . . . . . . . . . . . . . . -12-

CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDERS, XS AND ZEROS. -12-
     Corporate Action. . . . . . . . . . . . . . . . . . . . -12-
     Good Standing Certificate . . . . . . . . . . . . . . . -12-
     Truth of Representations, Warranties and Schedules. . . -12-
     Performance of Agreements . . . . . . . . . . . . . . . -12-

CONDITIONS SUBSEQUENT. . . . . . . . . . . . . . . . . . . . -13-
     Landlord Consents . . . . . . . . . . . . . . . . . . . -13-
     Franchise Estoppel Certificates . . . . . . . . . . . . -13-

MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . -13-
     Notices . . . . . . . . . . . . . . . . . . . . . . . . -13-
     Parties in Interest . . . . . . . . . . . . . . . . . . -14-
     Entire Agreement. . . . . . . . . . . . . . . . . . . . -14-
     Counterparts. . . . . . . . . . . . . . . . . . . . . . -14-
     Governing Law . . . . . . . . . . . . . . . . . . . . . -14-


EXHIBITS

Description of Exhibit

Form of Non-Competition Agreement                       Exhibit A
Form of Assignment Agreement                            Exhibit B
Form of Bill of Sale                                    Exhibit C

SCHEDULES

Description of Schedules

Leased Assets                                                    Schedule 1(A)(iv)
Leased Real Estate                                               Schedule 1(A)(xiv)
Immaterial Excluded Assets                                       Schedule 1(B)(iv)
List of Jurisdictions where Zeros Conducts Business              Schedule 4(A)
Adverse Material Change in Assets                                Schedule 4(B)
Acquired Assets                                                  Schedule 4(C)
List of Material Contracts of Zeros                              Schedule 4(D)
List of Employment Agreements of Zeros                           Schedule 4(E)
Filing/Payment of Taxes due of Zeros                             Schedule 4(F)
List of Liabilities of Zeros                                     Schedule 4(G)
Legal Proceedings of Zeros                                       Schedule 4(I)
Financial Statements of the Buyer                                Schedule 5(C)
Legal Proceedings of the Buyer                                   Schedule 5(E)
Current Franchisees                                              Schedule 9(B)

                     ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT ("Agreement"), is made and entered into this
8th day of December, 1999, by and among AMERICAN KIOSK CORPORATION, a
Delaware corporation (the "Buyer"), ZERO'S MR. SUBMARINE, INC., a Virginia corporation
("Zeros") and GENE SCHMIDT, MARTIN PALACIOS and JOHN SCHMIDT (collectively, the
"Shareholders").  Zeros and the Shareholders are sometime collectively referred to herein as the "Seller."

     WHEREAS, the parties hereto propose to enter into this Agreement to provide for the acquisition of substantially all of the assets of Zeros by the Buyer; and

     WHEREAS, the Buyer is authorized to issue 50,000,000 shares of common stock, $.001 par value per share, of which an aggregate of 4,237,500 will be issued and outstanding on the Closing Date (as hereinafter defined); and

     WHEREAS, the Buyer desires to acquire the assets of Zeros in exchange for shares of
Buyer's common stock in a transaction that is expected to qualify as a "tax free reorganization" pursuant to the provisions of Section 368(a)(1)(C) of the Internal Revenue Code of 1986; and

     WHEREAS, the parties desire to set forth in this Agreement certain representations, warranties, agreements, and conditions with respect to the acquisition of the Zeros assets;

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

     1.   THE ASSETS.

          A.   Acquired Assets.

          Subject to the terms and conditions of this Agreement, on and as of the date hereof
(the "Closing Date"), Seller shall sell to the Buyer, and the Buyer shall purchase from Seller, all, and not less than all, of the assets and properties of Zeros (other than the "Excluded Assets"
hereinafter defined) as set forth herein, and as same are constituted on the Closing Date
(collectively, the "Assets").  Without limiting the generality of the foregoing, the Assets shall be comprised of all of the following:

               (i)  All trade accounts receivable, notes receivable and other rights to receive payment from customers of Zeros, including therein all accrued accounts receivable representing amounts payable in respect of products and services sold or otherwise provided to customers of Zeros which are invoiced or billed as at or after the Closing Date (collectively, the "Receivables").  Buyer shall remit to Zeros any payment received by it for Receivables invoiced or billed by Zeros prior to the Closing Date.  However, Buyer agrees to remit to Seller any and all royalty payments or franchise fees received by it after the date hereof but prior to January
1, 2000, other than royalty payments or franchise fees derived from new franchisees who Seller is currently in negotiations with as of the date hereof.

               (ii) All inventories of raw materials, work-in-process, finished goods, operating supplies and materials, factory and maintenance supplies and related inventory items, which are owned by Zeros and used in connection with its business (collectively, the
"Inventories");

               (iii)     All assumable prepaid items of Zeros for which the Buyer would receive an economic benefit following the Closing Date, and appropriately pro-rated through the Closing Date (collectively, the "Prepaid Items");

               (iv) All (i) machinery, equipment, molds, tooling, jigs, dies, measuring and calibrating devices, automobiles and other vehicles, files, systems, furniture, fixtures, office equipment and (subject to the terms and conditions respecting ownership thereof as provided by the terms and conditions of any lease; and (ii) those leases of personal property listed on
Schedule 1(A)(iv) annexed hereto (the "Leased Assets");

               (v)  All letters patent, patent applications, trademarks, copyrights and trade names, service marks, computers, computer equipment, computer programs, computer software, and computer systems, library of books, records, know-how, trade secrets, technical information, brochures and other related assets of Zeros pertaining to its business and owned by either Zeros (collectively, the "Intellectual Property");

               (vi) All customer lists, trade secrets, licenses, permits, franchises, territorial agreements, whether or not listed on Schedules to this Agreement, and related contract rights and other proprietary intangible assets of Zeros, whether or not confidential, and all books, records, printouts, drawings, data, files, notes, notebooks, accounts, invoices, correspondence and memoranda which are owned or possessed by Zeros (collectively, the "Documents and
Records");

               (vii)     All tools categorized as small hand tools and packaging and office supplies owned by Zeros, whether or not expensed (collectively, the "Supplies");

               (viii)    All rights and benefits of Zeros under all: (i) purchase orders on hand and customer bids and quotations; and all other contract rights, commitments and claims of Zeros which are specified under or pursuant to all manufacturers' warranties and any licenses or license agreements relating to any Intellectual Property used by Zeros for its business; (ii)
contracts and agreements, including orders and commitments covering the purchase of
Inventories and/or Supplies, the providing of services and/or products to customers, and agency, consultant and distributorship agreements; and (iii) all other contracts, orders and commitments which are not required to be scheduled pursuant to this Agreement and (in the case of such unscheduled contracts, orders and commitments) which have been entered into by Zeros in the normal and ordinary course of its business prior to the Closing Date and not in violation of the covenants contained in this Agreement (collectively, the "Contract Rights");

               (ix) The exclusive rights in and to the name "Zeros Mr. Submarine", and all trade names and trademarks associated therewith, whether alone or in conjunction with any other name or word, and all other names used by Zeros in connection with the operation of its business as a going concern;

               (x)  Except as it may relate to Excluded Assets and Excluded Liabilities, all rights, benefits and claims, including rights of indemnification, monetary relief and/or replacement of Inventories, products or supplies, which may be asserted against any vendor, manufacturer or supplier of Inventories, or Supplies included in the Assets;

               (xi) Except for the Excluded Assets referred to in Section 1(B) hereof, all other rights and assets tangible or intangible, of Zeros or used by Zeros in connection with its business, except for such assets which have been disposed of in the normal and ordinary course of the business of Zeros;

               (xii)     All claims, recoveries, causes of action, documents and records relating to pending proceedings, lawsuits and claims to which Zeros is a party as of the
Closing Date and relating to Zeros, the Assets and/or to its business;

               (xiii)    All rights incident, directly or indirectly, to insurance policies, proceeds, loss funds, claims, litigation and insurance accounts in connection with the Assets,
Zeros and the operation of its business prior to the Closing Date; and

               (xiv)     All leasehold rights, as lessee, in and to those leases of real properties and improvements occupied or used by Zeros or any franchisee in connection with its business as are set forth of Schedule 1(A)(xiv) annexed hereto (the "Leased Real Estate").

          B.   Excluded Assets.

          On the Closing Date, Zeros shall retain all right, title and interest in and to, and the
Buyer shall not purchase or acquire, any of the following assets and properties of Zeros
(hereinafter, the "Excluded Assets"):

               (i)  all shares of capital stock and other securities, the stock books and minute books of Zeros;

               (ii) any (i) cash on hand, cash and cash equivalent items held by or on behalf of Zeros, including without limitation checking accounts, marketable securities, bank accounts and other cash items, (ii) the proceeds of accounts receivable including uncashed checks in payment thereof received by Zeros invoiced or received on or prior to the Closing Date, and (iii) related investments readily convertible into cash of Zeros (collectively, the "Cash
Items");

               (iii)     any real estate owned by Zeros, if any; and

               (iv) Those immaterial assets, if any, whether or not used or held for use in connection with the conduct of the business of Zeros, as agreed upon by the Buyer and
Zeros, which are specifically identified on Schedule 1(B)(iv) annexed hereto;

     2.   EXCLUDED LIABILITIES.

          Subject to the terms and conditions of this Agreement, on and as of the Closing
Date, the Buyer shall not assume or pay, perform and discharge, as the case may be, any of the liabilities and obligations of Zeros, whether fixed or contingent, other than liabilities arising out of Buyer's acquisition of the Leased Assets or the Leased Real Estate.

     3.   PURCHASE PRICE.

          A.   Stock Consideration.  In consideration for its purchase of the Assets and in addition to Zeros retention of the Excluded Liabilities, the Buyer shall issue to Zeros an aggregate of 1,500,000 shares of Buyer's Common Stock.

          B.   Further Assurances.  From time to time from and after the Closing, the parties shall execute and deliver, or cause to be executed and delivered, any and all such further agreements, certificates and other instruments, and shall take or cause to be taken any and all such further action, as any of the parties may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Agreement, including the preparation and filing of any and all documents with the Securities and Exchange Commission relating to the acquisition of Zeros by the Buyer or otherwise relating to the business  of Zeros.

     4.   REPRESENTATIONS AND WARRANTIES OF ZEROS AND THE
SHAREHOLDERS.  Zeros and the Shareholders do hereby jointly and severally represent and warrant to the Buyer as follows:

          A.   Existence and Good Standing.  Zeros is a corporation duly organized, validly existing, and in good standing under the laws of the State of Virginia; has the requisite corporate power and authority to own property and to conduct business as now being conducted; and is duly qualified to carry on its business and is in good standing in the jurisdictions indicated on Schedule 4(A) attached hereto, which Schedule 4(A) lists all of the jurisdictions in which
Zeros conducts business, and the nature of the business conducted.

          B.   Financial Statements and No Material Changes.  Zeros has heretofore furnished the Buyer with a balance sheet of Zeros as of December 31, 1998 and June 30,
1999 and related statements of income and cash flows for the periods then ended (the "Financial
Statements").  Such Financial Statements, including the footnotes thereto, have been prepared in accordance with principles consistently followed throughout the periods indicated.  Such balance sheet fairly presents the financial condition of Zeros as of the date thereof and reflects all claims against, and all debts and liabilities of Zeros, whether fixed, contingent, or otherwise, as of the date thereof, and such statements of income fairly present the results of the operations of
Zeros for the period indicated.  Such Financial Statements, including the footnotes thereto, do not contain any untrue statements of a material fact or omit any material fact necessary in order to make the statements contained in this paragraph or therein not misleading.  Since January 1,
1999, there has been no material adverse change in the assets or liabilities or in the business or condition, financial or otherwise, of Zeros, except as described in Schedule 4(B), or except as provided below, and to the knowledge of Zeros, no fact or condition exists or is contemplated or threatened which might cause such a material adverse change in the future.

          C.   Ownership of the Assets.  Zeros has and will have on the Closing Date, good and marketable title to all of the Assets reflected on Schedule 4(C) attached hereto, or as set forth in the Financial Statements, free and clear of all liens, judgments or encumbrances whatsoever, except as to changes made in the ordinary course of business and except those excluded personal assets of the Shareholders listed on Schedule 4(C).  The Bill of Sale, to be delivered herewith, shall transfer all of the Assets free and clear of all liens and encumbrances.

          D.   Material Contracts.  Set forth in Schedule 4(D), attached hereto, is a list identifying all material outstanding contracts, agreements, franchise agreements, territorial agreements, leases, lease guarantees and undertakings to which Zeros is a party or to which any of its properties are subject, except those referred to in other exhibits delivered pursuant to this Agreement; Zeros is not in default under any such contract, agreement, lease, or undertaking and it does not know of any default by any other party thereto, and no contract, agreement, lease, or undertaking referred to therein or in the exhibits delivered pursuant to this Agreement will be modified or changed prior to the Closing Date, without the prior written consent of the
Buyer.  Except to the extent indicated in Schedule 4(D), no consent or approval of other parties is required for the Buyer to succeed to such material contracts, agreements, leases, and undertakings pursuant to the sale of the Assets.  Except for the contracts listed in Schedule 4(D) or otherwise accepted hereunder, Zeros does not have any outstanding agreement or arrangement with distributors, dealers, or other sales representatives in connection with the distribution of any of its products; and Zeros will not incur any further obligations or commitments, or make any further additions to its property or further purchases of equipment, or inventory, unless in the ordinary course of business or with the written consent of the Buyer.

          E.   Employment Agreements.  Except for the contracts, agreements, or plans referred to in Schedule 4(E), attached hereto, Zeros does not have any obligation, contingent or otherwise, under any employment contract, collective bargaining agreement, executive compensation agreement, pension plan, retirement plan, profit sharing plan, stock purchase plan, stock option plan, or any other similar agreement or employee benefit plan.  Except as set forth in Schedule 4(E), prior to the Closing Date, Zeros will not, without the prior written consent of the Buyer, make or agree to make any increase in the rate of wages, salaries, bonuses, or other remuneration of any of its officers or salaried employees or become a party to any employment contract or arrangement with any of its officers or employees providing for bonuses, profit sharing payments, severance pay, or retirement benefits.

          F.   Tax Audits and Payment of Taxes.  Except as set forth in Schedule 4(F),
Zeros has properly completed and filed in correct form all federal, state, sales, workers compensation, information, and other tax returns of every nature required to be filed by it, and no extensions of time in which to file any such returns are in effect.  Zeros has paid all taxes
(whether or not requiring the filing of returns), including all deficiency assessments, additions to tax, penalties, and interest of which notice has been received, to the extent that such amounts have become due.  To the extent that tax liabilities have accrued but have not become payable, such amounts have been adequately reflected as liabilities on the balance sheet as at June 30,
1999.

          G.   Liabilities.  Except as set forth on Schedule 4(G) annexed hereto, Zeros has no outstanding material claims, liabilities, or indebtedness, fixed, contingent, or otherwise, except as set forth in the financial information referred to in Section 4(B) above, other than (i)
liabilities incurred in connection with this transaction; and (ii) liabilities incurred in the ordinary course of business.  Zeros is not in default in respect to the terms or conditions of any indebtedness.

          H.   Restrictive Documents.  None of the Shareholders or Zeros is subject to, or a party to, any charter, bylaw, mortgage, lien, lease, agreement, contract, instrument, law, rule, regulation, order, judgment, or decree, or any other restriction of any kind or character which materially and adversely affects the business or financial condition of Zeros, or which would prevent (i) the consummation of the transactions contemplated by this Agreement; (ii)
compliance by any of them with the terms, conditions, and provisions hereof; or (iii) the continued operation of the businesses of Zeros after the Closing Date on substantially the same basis as theretofore operated.  The performance of the obligations of the Shareholders and Zeros under this Agreement do not on the date hereof, and will not hereafter, violate any of the terms or provisions of any such leases, instruments, agreements, or other documents binding upon the
Shareholders or Zeros.

          I.   Litigation.  Except as disclosed on Schedule 4(I) attached hereto, Zeros is not engaged in or a party to, or, to the knowledge of Zeros, threatened with, any legal action or other proceeding before any court or administrative agency.

          J.   Inventories.  All inventories held by Zeros are owned by it, and consist solely of inventories of the kind and quality regularly used and produced in its business, and such inventories and in amounts reasonably related to the normal requirements of the business of
Zeros, and will be good and merchantable and fit for the purposes intended.

          K.   Authorization for Agreement.  The execution, delivery, and performance of this Agreement has been duly and validly approved by the Board of Directors of Zeros and the shareholders of Zeros.  This Agreement is valid and binding on Zeros and its shareholders in accordance with its terms.

          L.   No Misleading Statements.  The representations and warranties of the
Shareholders and Zeros contained in this Agreement, or any Exhibit, list, or other document delivered to the Buyer pursuant hereto do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein or herein not misleading.  No information material to this transaction necessary to make any of the representations and warranties herein contained not misleading has been withheld from, or has not been disclosed in writing to the Buyer.

          M.   Brokerage.  No brokers, finders or similar agents acting on behalf of the
Shareholders or Zeros are entitled to any brokerage commission, finder's fee or any similar compensation, in connection with this Agreement or the transactions contemplated by this
Agreement.

          N.   Holding of Buyer's Common Stock for Investment Purposes Only.  Zeros
is acquiring Buyer's Common Stock for its own account, as principal, for investment purposes only and not with a view toward, or for, subdivision, resale, distribution or fractionalization thereof in whole or in part, or for the account, in whole or in part, of others, and no other person has a direct or indirect beneficial interest in such Common Stock, other than by reason of their ownership of Zeros common stock; further, Zeros will hold the Common Stock as an investment and has no present intention, agreement or arrangement to divide its participation with others or to resell, assign, transfer or otherwise dispose of all or any part of the Common Stock acquired hereby.  It is hereby understood that this representation is being given in compliance with state and federal securities laws.

     5. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents, warrants, and agrees as follows:

          A.   Existence and Good Standing.  The Buyer is duly organized, validly existing, and in good standing under the laws of the State of Delaware and it has the requisite corporate power and authority to own property and to conduct business as now being conducted.

          B.   Capital Stock of the Buyer.  The Buyer has an authorized capitalization consisting of Fifty Million (50,000,000) shares of common stock, $.001 par value, of which
Four Million Two Hundred Thirty-Seven Thousand Five Hundred (4,237,500) shares are issued and outstanding as of this date.  The Buyer has an additional 1,175,000 shares reserved for issuance under existing stock options.  All of the Buyer's issued and outstanding shares of capital stock have been duly authorized and validly issued and are fully paid and non-assessable.  When issued in accordance with the terms of this Agreement, the shares of Buyer Common Stock issuable hereby will be duly authorized and validly issued and fully paid and non-assessable shares of
Buyer Common Stock.

          C.   Financial Statements and No Material Changes.  Schedule 5(C) annexed hereto sets forth (i) the audited balance sheets of the Buyer as of December 31, 1998, and statements of operations, changes in stockholders' equity (deficit) and cash flow for the fiscal year ended December 31, 1998, certified by Goldstein Lewin & Co., independent certified public accountants (the "Audited Buyer Financial Statements").  Such Audited Buyer Financial
Statements, including the footnotes thereto, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated.  Also included in Schedule 5(C) are the unaudited financial statements of the Buyer for the nine months ended September 30, 1999.  The balance sheets included in the foregoing financial statements fairly present the financial condition of the Buyer as of the dates thereof and reflect all claims against, and all debts and liabilities of the Buyer, whether fixed, contingent, or otherwise, as of the dates thereof, and such statements of operations fairly present the results of the operations of the Buyer for the periods indicated.  Neither such balance sheets nor such income statements, including the footnotes thereto, contain any untrue statements of a material fact or omit any material fact necessary in order to make the statements contained in this paragraph or therein not misleading.  Since September 30, 1999, there has been no material adverse change in the assets or liabilities or in the business or condition, financial or otherwise, of the Buyer, except in the ordinary course of business, and to the Buyer's knowledge, no fact or condition exists or is contemplated or threatened which might cause such a material adverse change in the future.

          D.   Restrictive Documents.  The Buyer is not subject to, or a party to, any charter, bylaw, mortgage, lien, lease, agreement, contract, instrument, law, rule, regulation, order, judgment, or decree, or any other restriction of any kind or character which materially and adversely affects the business or condition of the Buyer, or which would prevent (i) the consummation of the transactions contemplated by this Agreement; (ii) compliance by it with the terms, conditions, and provisions hereof; or (iii) the continued operation of the business of the Buyer after the Closing Date on substantially the same basis as theretofore operated.  The performance of the obligations of the Buyer under this Agreement does not on the date hereof, and will not hereafter, violate any of the terms or provisions of any such leases, instruments, agreements, or other documents of the Buyer.

          E.   Litigation.  Except as disclosed on Schedule 5(E) attached hereto, the Buyer is not engaged in or a party to, or, to the knowledge of the Buyer, threatened with, any legal action or other proceeding before any court or administrative agency.

          F.   Authorization for Agreement.  The execution, delivery, and performance of this Agreement has been duly and validly approved by the Board of Directors of the
Buyer.  No authorization of the stockholders of the Buyer is required to consummate the transactions contemplated by this Agreement.  This Agreement is valid and binding on the Buyer in accordance with its terms.

          G.   No Misleading Statements.  The representations of the Buyer in this
Agreement, or any Exhibit, Schedule, list, or other document delivered by the Buyer pursuant hereto do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein or herein not misleading.  No information material to this transaction necessary to make any of the representations and warranties herein contained not misleading has been withheld from, or has not been disclosed in writing to Zeros.

          H.   Brokerage.  No brokers, finders or similar agents acting on behalf of the
Buyer are entitled to any brokerage commission, finder's fee or any similar compensation, in connection with this Agreement or the transactions contemplated by this Agreement.

          I.   Bankruptcy.  Buyer is not, and has not within the past six months been, the subject of a bankruptcy or insolvency proceeding, nor is Buyer subject to any lien that might adversely affect Buyer's ability to perform its obligations as contemplated by this Agreement.

     6.   FURTHER AGREEMENTS OF THE PARTIES.  The Shareholders, Zeros, and
Buyer further covenant and agree as follows:

          A.   Consent to Assignment.  The Shareholders and Zeros each agree that with respect to any contracts and agreements which may not be assignable pursuant to the sale of the Assets, including but not limited to, any leases held in their names which are subleased to franchisees or otherwise used in connection with the business of Zeros, they will use their collective best efforts to obtain from the other parties thereto either consents to the assignment thereof or new contracts running to the Buyer, containing substantially the same terms and conditions.  To the extent, despite such best efforts, that any such contract is not so assigned, the Buyer shall, from and after the Closing Date, perform all of the obligations under such contract and agreement in the name of Zeros and shall be entitled to all of the privileges and benefits of such contract and agreement; provided, that the Buyer shall indemnify, defend and hold harmless the Shareholders from and against any personal liability, cost or expenses which may arise under any such contract or agreement, but only to the extent of actions taken or omitted to be taken by the Buyer from and after the Closing Date.

          B.   Indemnification.

               (i)  By Zeros and the Shareholders.  Zeros and the Shareholders hereby jointly and severally agree to indemnify, defend and hold harmless the Buyer, from and against any and all liabilities and losses, including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements, from and against:  (a) any and all liabilities of the
Shareholders and Zeros arising by virtue of the operation of Zeros prior to the Closing Date and not disclosed to the Buyer prior to the Closing Date, including but not limited to, any and all liabilities arising by virtue of failure of Zeros or the Shareholders to fully comply with all federal and state laws and regulations; (b) any material inaccuracy of any representation or any breach of any warranty, covenant or agreement of Zeros or the Shareholders contained in this Agreement or in any document, certificate or agreement of the Shareholders or Zeros delivered pursuant to this
Agreement and (c) any and all liabilities arising by virtue of failure of Zeros or the
Shareholders to fully comply with all federal and state laws and regulations with respect to the transactions contemplated by this Agreement.

               (ii) By the Buyer.  The Buyer agrees to indemnify, defend and hold harmless the Shareholders and Zeros from and against any and all liabilities and losses, including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements, arising out of due to or otherwise in respect of any inaccuracy of any representation or any breach of any warranty, covenant or agreement of the Buyer contained in this Agreement or in any document, certificate or agreement delivered thereby pursuant hereto.

               (iii)  Claims for Indemnity.  Whenever a claim shall arise for which any party shall be entitled to indemnification hereunder, the indemnified party shall notify the indemnifying party in writing within thirty (30) days after the earlier of (A) the indemnified party's first receipt of notice of, or (B) the indemnified party's obtaining actual knowledge of, such claim, and in any event within such shorter period as may be necessary for the indemnifying party or parties to take appropriate action to resist such claim.  Such notice shall specify all facts known to the indemnified party giving rise to such indemnity rights and shall estimate (to the extent reasonably possible) the amount of potential liability arising therefrom.

               (iv)  Right to Defend.  The indemnifying party shall have the right, at its own expense and by its own counsel, to undertake to compromise, settle or defend any such matter involving the asserted liability of the party seeking such indemnification.  If any indemnifying party shall undertake to compromise, settle or defend any such asserted liability, it shall within seven (7) days notify the indemnified party of its intention to do so.  In any event, the indemnified party shall have the right, at its own expense, to participate in the defense of such asserted liability.  If the indemnifying party shall fail to compromise, settle or defend any such asserted liability within a reasonable time after notice, the indemnified party shall have the right, but not the obligation, to undertake the compromise, settlement or defense thereof on behalf of, for the account of, and at the risk of the indemnifying party.

          C.   Expenses.  The Buyer and Zeros shall each pay all of their respective legal fees and any accounting or other expenses in connection with the transactions contemplated by this Agreement.

          D.   Bulk Sales. Each of Zeros and Buyer hereby waive compliance with the applicable provisions of the Uniform Commercial Code, Article 6 (Bulk Sales), as adopted in the States of Virginia and North Carolina as such provisions shall apply to the transactions contemplated by this Agreement.

          E.   Registration Rights.  Buyer hereby grants Zeros "piggyback" registration rights with any public offering of the Buyer's securities.  Upon effectiveness of such an offering, Zeros will be able to sell or transfer its shares of Buyer's Common Stock, on a pro rata
basis, into the public offering, subject to approval of the underwriter of such offering.   In the event
that Buyer has not filed a registration statement with the SEC within nine (9) months from the date hereof, Zeros will have the one-time right to compel the Company to prepare and file with the SEC a registration statement to permit the public offering of its shares of Buyer's Common
Stock.
          F.   Change of Corporate Name.  Seller hereby agrees the change its corporate name with the State of Virginia to "Zero's Mr. Submarine of Virginia" or such other name as agreed to with Buyer, within ninety (90) days hereof.

     7.   CONDITIONS TO OBLIGATIONS OF THE BUYER.  The obligations of the
Buyer to cause the sale of the Assets to become effective are subject to the satisfaction on or prior to the Closing Date of the following conditions, each of which may be waived in writing by the Buyer:

          A.   Corporate Action.  The Shareholders and Zeros shall have furnished Buyer with (i) certified copies of resolutions, duly adopted by the holders of all outstanding shares of Zeros Common Stock approving this Agreement, and authorizing the transactions provided for herein in accordance with the terms hereof; (ii) certified copies of resolutions duly adopted by the Board of Directors of Zeros, to the same effect and (iii) certificates executed by the
Shareholders and Zeros to the effect that: (x) the Shareholders and Zeros have full power and authority to make, execute, deliver, and perform this Agreement; (y) such Agreement has been duly authorized and approved by proper action of Zeros; (z) this Agreement constitutes valid and legally binding obligations of the Shareholders and Zeros (as relevant) in accordance with its terms; (aa) all actions and proceedings required by law, this Agreement, or required to be taken by the
Shareholders and Zeros and Zeros's Board of Directors at or prior to the Closing Date in order to make the sale of the Assets effective (as relevant), have been duly and validly taken; and
(bb) the consummation of this Agreement will not result in a breach of the Certificate of
Incorporation or the Bylaws of Zeros, or a default under the terms of any material agreements, leases or other obligations to which Zeros or any of the Shareholders is a party.

          B.   Charter Documents and Good Standing Certificates.  The Buyer shall have received: (i) a copy of the Certificate of Incorporation of Zeros, certified by the
Virginia Corporations Department and (ii) a good standing certificate from the Virginia and North
Carolina Secretaries of State, to the effect that Zeros is in good standing in such states.

          C.   Truth of Representations, Warranties and Schedules.  The
representations and warranties of the Shareholders and Zeros contained in this Agreement and all schedules, exhibits, instruments, agreements, or other documents that may have been delivered to the Buyer pursuant to this Agreement, shall be true and correct in all material respects on and as of the Closing Date with the same effect as those such representations and warranties had been made on and as of such date, or such schedules and instruments had been delivered on such date, and the Buyer shall have received on the Closing Date a certificate to that effect, dated the
Closing Date and executed by the Shareholders and by the President or Vice President of Zeros.

          D.   Performance of Agreements.  Each and all of the agreements of the
Shareholders and Zeros to be performed on or before the Closing Date pursuant to the terms hereof shall have been substantially performed, and the Buyer shall have received on the
Closing Date a certificate to that effect executed by the Shareholders and by the President of Zeros.

          E.   Non-Competition Agreements.  On the Closing Date, each of the
Shareholders shall have executed and delivered to the Buyer a non-competition agreement in substantially the form of Exhibit A annexed hereto and made a part hereof (the
"Non-Competition Agreement").

          F.   Assignment Agreement.  On the Closing Date, Zeros shall enter into an assignment agreement with Buyer, substantially in the form of Exhibit B annexed hereto and made a part hereof (the "Assignment Agreement").

          G.   Bill of Sale.  On the Closing Date, Zeros shall enter into an bill of sale with
Buyer, substantially in the form of Exhibit C annexed hereto and made a part hereof (the
"Bill of Sale").

     8.   CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDERS AND ZEROS.
The obligations of the Shareholders and Zeros to cause the sale of the Assets to become effective are subject to the satisfaction on or prior to the Closing Date of the following conditions of this Section 8, any one or more of which may be waived in writing by the Shareholders:

          A.   Corporate Action.  Buyer shall have furnished certified copies of resolutions duly adopted by the Board of Directors of the Buyer, approving this Agreement and authorizing the transaction provided for herein in accordance with the terms hereof.

          B.   Good Standing Certificate.  The Shareholders and Zeros shall have received: (i) a copy of the Certificate of Incorporation of the Buyer, certified by the
Delaware Secretary of State and (ii) a good standing certificate from the Delaware Secretary of State to the effect that the Buyer is in good standing.

          C.   Truth of Representations, Warranties and Schedules.  The
representations and warranties of the Buyer contained in this Agreement and all schedules, exhibits, instruments, agreements, or other documents that have been delivered to the
Shareholders and Zeros pursuant to this Agreement, shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties have been made on and as of such date or such schedules and instruments have been delivered on such date and the Shareholders and Zeros shall have received on the Closing Date a certificate to that effect, dated the Closing Date and executed by the President of the Buyer.

          D.   Performance of Agreements.  Each and all of the agreements of the Buyer to be performed on or before the Closing Date pursuant to the terms hereof, shall have been substantially performed, and the Shareholders and Zeros shall have received on the Closing
Date a certificate to the effect and executed by the President of the Buyer.

     9.   CONDITIONS SUBSEQUENT.

          A.   Landlord Consents.  Within sixty (60) days of the Closing Date, Zeros shall have delivered to Buyer consents of all landlords in connection with all Leased Real
Estate and Leased Assets being transferred hereunder.  In the event that Zeros or the applicable party is unable to assign any Leased Real Estate or Leased Assets to Buyer, then Zeros or the applicable party shall continue as tenant under such lease and shall fully perform all of its duties and obligations under such lease for the remaining term of such lease, including any extensions thereof.  Buyer agrees to reimburse Zeros or the applicable party for all rent payments made under such lease.

          B.   Franchise Estoppel Certificates.  Within sixty (60) days of the Closing
Date, Zeros shall have received Franchise Estoppel Certificates from at least a majority of the Franchisees listed on Schedule 9(B) annexed hereto, unless waived in writing by Buyer in its sole discretion.

     10.  MISCELLANEOUS.

          A.   Notices.  Except as herein provided, any notice, request, demand or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered by overnight courier, or three (3) days after having been mailed by certified mail, return receipt requested, addressed to a party as follows:

     If to Zeros or the Shareholders:
          Zeros Mr. Submarine, Inc.
          2106 Pacific Avenue
          Virginia Beach, VA  23451

     And if to the Buyer:

          American Kiosk Corporation
          4400 PGA Boulevard, Suite 500
          Palm Beach Gardens, FL  33410
          Attn: Richard J. Michael, President

     with a copy to its counsel:
          Bronson & Migliaccio, LLP
          3010 Westchester Avenue
          Purchase, New York 10577
          Attn:  H. Bruce Bronson, Jr., Esq.

or such other address as shall be furnished in writing by the parties, and such notice or communication shall be deemed to have been given as of the date so mailed.

          B.   Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and there respective successors and assigns.

          C.   Entire Agreement.  It is understood and agreed that all understandings and agreements heretofore had between the parties hereto, are superseded in their entirety and are merged into this Agreement, which, together with the Exhibits and Schedules hereto, fully and completely express the parties' agreement.

          D. Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

          E.   Governing Law.  This Agreement shall be governed by the laws of the State of Florida.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

                              AMERICAN KIOSK CORPORATION


                              By:S/S RICHARD J. MICHAEL
                                   Richard J. Michael, President

                              ZEROS MR. SUBMARINE, INC.


                              By:S/S GENE T. SCHMIDT
                                  Gene T. Schmidt, Chairman


                              S/S GENE T. SCHMIDT
                              GENE T. SCHMIDT


                              S/S MARTIN PALACIOS
                              MARTIN PALACIOS


                              S/S JOHN SCHMIDT
                              JOHN SCHMIDT